Exhibit 99.2

Jiangbo Pharmaceuticals Announces Resignation of Chief Operating Officer

Press Release
Source: Jiangbo Pharmaceuticals, Inc.
On 12:00 pm EDT, Thursday October 22, 2009

LAIYANG, China, Oct. 22 /PRNewswire-Asia-FirstCall/ -- Jiangbo Pharmaceuticals, Inc. (OTC Bulletin Board: JGBO - News; the "Company" or "Jiangbo"), a pharmaceutical company with its principal operations in China, today announced the resignation of Mr. Haibo Xu, the Company's Chief Operating Officer ("COO"), effective October 20, 2009. Mr. Xu resigned for health reasons. The Company has initiated a search for a replacement candidate for COO. Mr. Xu will continue in his role as a member of the Company's Board of Directors.

Mr. Wubo Cao, the Company's Chief Executive Officer, said, "We would like to thank Mr. Xu for all of his contributions as Jiangbo's COO and we look forward to continuing to work with him as a valued board member who is committed to maximizing the Company's future growth and shareholder value."

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company's operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company's website ( http://www.jiangbopharma.com ).

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

    For more information, please contact:

    Jiangbo Pharmaceuticals, Inc.
     Ms. Elsa Sung, CFO
     Phone:               +1-954-727-8435         +1-954-727-8435
     Email: elsasung@jiangbo.com
     Web:   http://www.jiangbopharma.com

    CCG Investor Relations, Inc.
     Mr. Crocker Coulson, President
     Phone:               +1-646-213-1915         +1-646-213-1915
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com